Registration

Please Complete Information Below
First Name    Last Name
Street
City     State  Zip
Number of Shares

Broker Name
or
Personal Name
Preferred Contact Method

Telephone
E-mail

Check This Box to Have SCORE Post Your Name as a Supporter.

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THE SCORE GROUP HAS FILED A PRELIMINARY PROXY STATEMENT WITH THE
SECURITIES AND EXCHANGE COMMISSION THAT CONTAINS IMPORTANT
INFORMATION FOR CONSIDERATION BY ALL ADAIR INTERNATIONAL OIL AND
GAS, INC. ("AIGI") SHAREHOLDERS.

AS A SECURITY HOLDER, PLEASE READ THE PROXY STATEMENT BEFORE
TAKING ANY ACTION WITH RESPECT TO THE PROPOSALS PRESENTED HEREIN.
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Additional Contact Information

Toll Free in the USA 800-484-2918 (Security Code # 9466)
In Houston 713-965-0413
Email SCORE@TruthAboutAIGI.com
Website http://www.TruthAboutAIGI.com
Address SCORE Group, Inc.
P.O. Box 131534
Houston, TX 77219-1534

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The SCORE Group is a privately held Texas non-profit corporation comprised of Adair International Oil & Gas, Inc. Shareholders who are concerned about the future financial viability of the Corporation. The principal member of the SCORE group is Mr.
Richard G. Boyce.

Mr. Boyce was previously associated with AIGI as President of Adair Exploration, Inc. and Adair Yemen Exploration Ltd. Mr. Boyce currently has no affiliation with the Corporation other than ownership of 3,738,407 AIGI shares, which represent approximately 3.7% of the Corporation's total outstanding shares.
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